Exhibit 99.1

BBSI Reports Fourth Quarter and Full Year 2015 Financial Results

- Q4 Net Revenues up 11% to $193.8 Million (Non-GAAP Gross Revenues up 17%), with a 29% Increase in Diluted EPS to $1.55 -

VANCOUVER, Washington, May 26, 2016 – Barrett Business Services, Inc. (“BBSI” or the “Company”) (NASDAQ: BBSI), a leading provider of business management solutions, reported financial results for the fourth quarter and full year ended December 31, 2015.

BBSI has also filed its Form 10-K for the year ended December 31, 2015, which includes restated audited financial statements for 2013 and 2014, and restated unaudited condensed financial information for each of the quarterly periods during the years ended December 31, 2014 and 2013, along with the first two quarterly periods of the year ended December 31, 2015.

Fourth Quarter 2015 Financial Highlights vs. Year-Ago Quarter

•	Net revenues up 11% to $193.8 million

•	Non-GAAP gross revenues up 17% to $1.1 billion

•	Net income increased 32% to $11.4 million

•	Diluted earnings per share increased 29% to $1.55

“Filing our 2015 10-K was the first critical step in becoming current in our filing requirements,” said Michael Elich, President and CEO of BBSI. “We believe this process has made us a stronger company, and we look forward to releasing our first quarter 2016 results in the coming weeks. At that time, we will host an investor call to review recent financial and operational performance, as well as introduce our updated 12-month outlook for revenue growth and our 2016 earnings guidance.

“Despite the disruption this restatement process has caused our senior management, the fundamentals of our business are strong, which is a testament to the depth of our branch-level talent. In addition to 17% gross revenue growth in the fourth quarter, same-store sales were up 12.9% and we added 162 net new clients. We look forward to discussing these results in more detail shortly after our first quarter filing.”

Fourth Quarter 2015 Financial Results

Net revenues in the fourth quarter of 2015 increased 11% to $193.8 million compared to $174.5 million in the fourth quarter of 2014.

Total non-GAAP gross revenues in the fourth quarter of 2015 increased 17% to $1.1 billion compared to $931.1 million in the same year-ago quarter (see “Reconciliation of Non-GAAP Financial Measures” below). The increase was primarily due to the continued build in the Company’s co-employed client count and same-store sales growth, partially offset by a 11% decline in staffing services revenue.

Net income for the fourth quarter of 2015 increased 32% to $11.4 million or $1.55 per diluted share, compared to $8.7 million or $1.20 per diluted share in the year-ago quarter.

At December 31, 2015, the Company’s cash, cash equivalents, marketable securities, and restricted securities totaled $305.3 million compared to $239.1 million at December 31, 2014. Total debt was $19.8 million compared to $45.1 million at the end of 2014.

Full Year 2015 Financial Results

Net revenues in 2015 increased 16% to $740.8 million compared to $636.4 million in 2014. Total non-GAAP gross revenues increased 20% to $4.0 billion compared to $3.4 billion in 2014. The increase was primarily due to the continued build in the Company’s co-employed client count and 10.2% same-store sales growth.

Net income in 2015 was $25.5 million or $3.47 per diluted share, compared to a net loss of $25.5 million or $(3.57) per diluted share in 2014. The net loss in 2014 resulted from the Company’s large workers’ compensation expense charge of $84.7 million taken in the second quarter of 2014.

Reconciliation of Non-GAAP Financial Measures

In addition to the results prepared in accordance with generally accepted accounting principles (“GAAP”), the Company is disclosing non-GAAP gross revenues.

The Company reports its Professional Employer Services revenues on a net basis because it is not the primary obligor for the services provided by the Company’s co-employed clients to their customers. The gross revenues and cost of revenues information below, although not in accordance with GAAP, is presented for comparison purposes and because management believes such information is more informative as to the level of the Company’s business activity and more useful in managing its operations.

	(Unaudited)		(Unaudited)
	Fourth Quarter Ended		Year Ended
(in thousands)	December 31,		December 31,
	2015	2014	2015	2014
		(As Restated)		(As Restated)

Revenues:
Professional employer services	$1,049,556	$885,817	$3,847,595	$3,191,229
Staffing services	40,425	45,313	168,555	165,833
Total revenues	1,089,981	931,130	4,016,150	3,357,062
Cost of revenues:
Direct payroll costs	918,783	785,669	3,375,976	2,827,732
Payroll taxes and benefits	77,162	67,793	312,284	263,100
Workers' compensation	52,879	40,668	198,434	232,825
Total cost of revenues	1,048,824	894,130	3,886,694	3,323,657
Gross margin	$41,157	$37,000	$129,456	$33,405

A reconciliation of non-GAAP gross revenues to net revenues is as follows:

	(Unaudited)
	Three Months Ended December 31,
	Gross Revenue				Net Revenue
(in thousands)	Reporting Method		Reclassification		Reporting Method
	2015	2014	2015	2014	2015	2014
		(As Restated)		(As Restated)		(As Restated)
Revenues:
Professional
employer services	$1,049,556	$885,817	$(896,224)	$(756,663)	$153,332	$129,154
Staffing services	40,425	45,313	-	-	40,425	45,313
Total revenues	$1,089,981	$931,130	$(896,224)	$(756,663)	$193,757	$174,467
Cost of revenues	$1,048,824	$894,130	$(896,224)	$(756,663)	$152,600	$137,467

	(Unaudited)
	Year Ended December 31,
	Gross Revenue				Net Revenue
(in thousands)	Reporting Method		Reclassification		Reporting Method
	2015	2014	2015	2014	2015	2014
		(As Restated)		(As Restated)		(As Restated)
Revenues:
Professional
employer services	$3,847,595	$3,191,229	$(3,275,309)	$(2,720,707)	$572,286	$470,522
Staffing services	168,555	165,833	-	-	168,555	165,833
Total revenues	$4,016,150	$3,357,062	$(3,275,309)	$(2,720,707)	$740,841	$636,355
Cost of revenues	$3,886,694	$3,323,657	$(3,275,309)	$(2,720,707)	$611,385	$602,950

About BBSI

BBSI (NASDAQ: BBSI) is a leading provider of business management solutions, combining human resource outsourcing and professional management consulting to create a unique operational platform that differentiates it from competitors. The Company’s integrated platform is built upon expertise in payroll processing, employee benefits, workers’ compensation coverage, risk management and workplace safety programs, and human resource administration. BBSI’s partnerships help businesses of all sizes improve the efficiency of their operations. The Company works with more than 4,000 clients across all lines of business in 22 states. For more information, please visit www.barrettbusiness.com.

Forward-Looking Statements

Statements in this release about future events or performance, including the effect of recent events on the strength of the Company, are forward-looking statements which involve known and unknown risks, uncertainties and other factors that may cause the actual results of the Company to be materially different from any future results expressed or implied by such forward-looking statements. Factors that could affect future results include changes in executive management, the ineffectiveness of the Company’s internal control over financial reporting, the Company’s relationship with its primary bank lender, potential delisting of the Company’s common stock by Nasdaq, current and future shareholder litigation, the ongoing investigation of accounting issues by the Securities and Exchange Commission, economic conditions in the Company's service areas, the effect of changes in the Company's mix of services on gross margin, the Company's ability to retain current clients and attract new clients, the availability of financing or other sources of capital, the potential for material deviations from expected future workers' compensation claims experience, the effect of changes in the workers’ compensation regulatory environment in one or more of the Company’s primary markets, the collectability of accounts receivable, the carrying value of deferred income tax assets and goodwill, and the effect of conditions in the global capital markets on the Company’s investment portfolio, among others. Other important factors that may affect the Company’s future prospects are described in the Company’s 2015 Annual Report on Form 10-K. Although forward-looking statements help to provide complete information about the Company, readers should keep in mind that forward-looking statements are less reliable than historical information. The Company undertakes no obligation to update or revise forward-looking statements in this release to reflect events or changes in circumstances that occur after the date of this release.

Barrett Business Services, Inc.

Condensed Balance Sheets

(Unaudited)

	December 31,	December 31,
(in thousands)	2015	2014
		(As Restated)
Assets
Current assets:
Cash and cash equivalents	$25,218	$11,544
Marketable securities	-	29,957
Trade accounts receivable, net	90,529	102,627
Income taxes receivable	1,038	11,947
Prepaid expenses and other	3,173	3,813
Restricted certificates of deposit	10,000	-
Restricted marketable securities and workers' compensation deposits	76,110	3,776
Deferred income taxes	20,941	19,138
Total current assets	227,009	182,802
Marketable securities	6,082	20,930
Property, equipment and software, net	22,820	22,675
Restricted certificates of deposit	-	114,335
Restricted marketable securities and workers' compensation deposits	187,916	58,533
Other assets	5,130	5,306
Goodwill	47,820	47,820
	$496,777	$452,401

Liabilities and Stockholders' Equity
Current liabilities:
Current portion of long-term debt	$19,833	$25,220
Accounts payable	3,217	2,719
Accrued payroll, payroll taxes and related benefits	121,343	115,837
Other accrued liabilities	6,166	6,230
Workers' compensation claims liabilities	65,581	61,064
Safety incentives liabilities	21,253	14,232
Total current liabilities	237,393	225,302
Long-term workers' compensation claims liabilities	190,094	164,214
Long-term debt	-	19,833
Deferred income taxes	13,256	8,557
Customer deposits and other long-term liabilities	1,483	1,675
Stockholders' equity	54,551	32,820
	$496,777	$452,401

Barrett Business Services, Inc.

Consolidated Statements of Operations

	(Unaudited)		(Unaudited)
(in thousands, except per share amounts)	Fourth Quarter Ended		Year Ended Ended
	December 31,		December 31,
	2015	2014	2015	2014
		(As Restated)		(As Restated)
Revenues:
Professional employer service fees	$153,332	$129,154	$572,286	$470,522
Staffing services	40,425	45,313	168,555	165,833
Total revenues	193,757	174,467	740,841	636,355
Cost of revenues:
Direct payroll costs	30,704	34,584	127,964	126,399
Payroll taxes and benefits	77,162	67,793	312,284	263,100
Workers' compensation	44,734	35,090	171,137	213,451
Total cost of revenues	152,600	137,467	611,385	602,950
Gross margin	41,157	37,000	129,456	33,405
Selling, general and administrative expenses	26,338	20,335	90,177	74,065
Depreciation and amortization	738	663	2,851	2,506
Income (loss) from operations	14,081	16,002	36,428	(43,166)
Other (expense) income, net	(221)	103	(1,282)	522
Income (loss) before income taxes	13,860	16,105	35,146	(42,644)
Provision for (benefit from) income taxes	2,413	7,452	9,652	(17,098)
Net income (loss)	$11,447	$8,653	$25,494	$(25,546)
Basic income (loss) per common share	$1.59	$1.21	$3.55	$(3.57)
Weighted average basic common shares outstanding	7,203	7,122	7,173	7,160
Diluted income (loss) per common share	$1.55	$1.20	$3.47	$(3.57)
Weighted average diluted common shares outstanding	7,396	7,234	7,353	7,160

Investor Relations:

Liolios

Cody Slach

Tel 1-949-574-3860

BBSI@liolios.com